Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2024, with respect to the consolidated financial statements and internal control over financial reporting of Diamondback Energy, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
September 19, 2024